Exhibit 10.18

LINE OF CREDIT PROMISSORY NOTE

$200,000.00	August 9, 2010

FOR VALUE RECEIVED, GEOTAG INC., a Delaware corporation (the “Maker”), having an office at 555 Republic Drive Suite 200, Plano TX 75074 does hereby promise to pay to the order of PENNIN INVESTORS LTD. (the “Lender”), at such place as Lender may designate in writing, in lawful money of the United States of America, the principal sum of up to Two Hundred Thousand Dollars ($200,000.00), or such lesser amount as may be borrowed by the Maker as Advances under this line of credit promissory note (the “Note”).

This Note shall bear interest at the rate of five percent (5.00%) per annum unless modified by paragraph 4 of this Note.

The entire outstanding principal amount of this Note shall be due and payable on a date that shall be the earlier to occur of (a) the date of closing of an initial public offering of securities of the Maker (the “IPO”), or (b) December 31, 2011 (the “Maturity Date”).

1. Advances. Subject to the provisions of Section 2 below, the Maker shall have the right, at any time or from time to time prior to the Maturity Date to request loans and advances from the Lender (individually an “Advance” and collectively, the “Advances”). Each such Advance shall be reflected on Schedule A to this Note and initialed as received by an officer or director of the Maker. The Lender shall not be under any obligation to make advances under this Note.

2. Use of Proceeds. All proceeds received by the Maker from each Advance made by the Lender under this Note shall be used by the Maker solely to pay fees and expenses to be incurred by the Maker in connection with the IPO, including without limitation, fees and expenses payable to the underwriters, legal and accounting fees and expenses, printing costs, and filing fees payable to the U.S. Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and/or any United States national stock exchange.

3. No Guarantees of Payment. Nothing contained in this Note or any other agreement or instrument shall be deemed or construed to constitute a guaranty or undertaking by any shareholder, officer or director of the Maker or any third person of any of the obligations of the Maker under this Note.

4. Payment on Maturity Date: Prepayments. The entire unpaid Advances under this Note shall be due and payable in full on the Maturity Date. At any time, and from time to time before the Maturity Date, Maker shall have the right to prepay all or any part of the Advances, in whole or in part, without premium or penalty. On the Maturity Date, if this Note has not been paid in full, it shall bear interest from inception at the rate of eighteen percent (18.0%) per annum until paid in full.

5. Choice of Law: Venue and Jurisdiction. This Note shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects, including, but not limited to, the legality of the interest charged hereunder, by the statues, laws and decisions of the State of Florida. The exclusive venue and/or jurisdiction for any proceeding that may be brought in connection with this Note shall be any federal and state court located in Seminole County, Florida and each of the parties hereto irrevocably consents to such venue and/or jurisdiction.

6. Miscellaneous Provisions.

(a) This Note may not be amended or modified, and revision hereto shall not be effective, except by an instrument in writing executed by Maker and Lender.

(b) Any and all notices, demands or requests required or permitted to be given under this Note shall be given in writing and sent, by registered or certified U.S. mail, return receipt requested, by hand, or by overnight courier, addressed to the parties hereto at their addresses set forth above or such addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this Section. A party may change its address for notification purposes by giving the other parties notice in accordance with the terms of this Section 6(b) of the new address and the date upon which it shall become effective.

(c) Maker hereby waive presentment, protest and demand, notice of protest, dishonor and nonpayment of this Note, and expressly agrees that, without in any way affecting the liability of Maker hereunder, Lender may extend the time for payment of any amount due hereunder and release any party liable hereunder without in any other way affecting the liability and obligation of Maker. Maker shall pay all attorneys’ fees and other costs of collection actually incurred by Lender in connection with Lender enforcing its rights under this Note to receive payment or otherwise.

(d) Headings at the beginning of each numbered Section of this Note are intended solely for convenience of reference and are not to be deemed or construed to be a part of this Note.

IN WITNESS WHEREOF, Maker has executed this Note as of the date first set forth above.

GEOTAG INC.

By:	/s/ Antony Norris

SCHEDULE A

Date of Advance	Amount of Advance	Initials of Officer of Maker, Acknowledging Receipt of Advance
August 9, 2010	$10,000
August 20, 2010	$20,000